EXHIBIT 10.2

NI HOLDINGS, INC.

Time-Based Restricted Stock Unit Agreement for Non-Employee Directors

Name of Participant: [___________]	Date of Grant: ________ , 20__
No. of Units Covered: [___________]	Vesting Commencement Date: [___________]
Vesting Date: __________ , 20__ ______ Units

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) governs the Stock Unit Award granted by NI HOLDINGS, INC., a North Dakota corporation (the “Company”) to the above-named individual (the “Participant”), in accordance with and subject to the provisions of the Company’s 2020 Stock and Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Plan.

Grant of Restricted Stock Units.

In accordance with the Plan, and effective as of the Date of Grant specified above, the Company has granted to the Participant the number of Stock Units specified at the beginning of this Agreement (collectively, the “Restricted Stock Units,” and each a “Restricted Stock Unit.”). Each Restricted Unit represents the right to receive a share of Common Stock (a “Share”) and dividend equivalent amounts corresponding to the Share, subject to the terms and conditions of this Agreement and the Plan.

The Restricted Stock Units granted to the Participant shall be credited to an account in the Participant’s name. This account shall be a record of book-keeping entries only and shall be utilized solely as a device for the measurement and determination of the number of Shares to be issued to or in respect of the Participant pursuant to this Agreement. Restricted Stock Units may not be transferred by the Participant without the Committee’s prior written consent other than by will or the laws of descent and distribution.

Vesting of the Shares.

The Participant’s interest in the Restricted Stock Units shall vest and become non-forfeitable on the vesting date(s) set forth above (each a “Vesting Date”) if the Participant remains in the continuous service on the Company’s Board of Directors (the “Board”) from the Vesting Commencement Date through each applicable Vesting Date. Except as provided in paragraphs 2(b) through (d) below, if the Participant’s service on the Board is terminated prior to a Vesting Date, any Restricted Stock Units that remain unvested as of the date of such termination shall be forfeited.

If the Participant remains on the Board from the Vesting Commencement Date until the date the Participant’s service is terminated due to Disability or death that occurs before the Vesting Date, then any Restricted Stock Units that remain unvested will vest in full and become non-forfeitable as of the date of such termination.

If the Participant voluntarily resigns from the Board for any reason prior to the Vesting Date (other than due to Disability), then the Restricted Stock Units will vest in a pro rata number of the Restricted Stock Units. The pro rata number of Restricted Stock Units that vest shall be determined by multiplying the unvested Restricted Stock Units by a fraction, the numerator of which is the number of full and partial calendar months of the Participant’s service with Board from the first day of the Vesting Commencement Date to the date of resignation, and the denominator of which is the number of full calendar months from the Vesting Commencement Date to the Vesting Date. A partial month of service shall count as a full month.

If the Participant remains on the Board from the Vesting Commencement Date until a Change in Control that occurs before the Vesting Date, then any Restricted Stock Units that remain unvested will vest in full and become non-forfeitable upon the Change in Control.

Issuance and Settlement.

After any Restricted Stock Units vest in accordance with Section 2, the Company shall cause to be issued to the Participant, or to the Participant’s designated beneficiary or estate in the event of the Participant’s death, one Share in payment and settlement of each vested Restricted Stock Unit. The Committee shall cause the Shares issuable in connection with the vesting of any such Restricted Stock Units to be issued as soon as practicable after vesting, but in all events no later than 30 days after vesting, and the Participant shall have no power to affect the timing of such issuance. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company and shall be in complete settlement and satisfaction of such vested Restricted Stock Units.

Notwithstanding the foregoing, the Restricted Stock Units shall be treated as “deferred compensation” subject to section 409A of the Internal Revenue Code (the “Code”) if they are not otherwise exempt under the “short-term” deferral exemption. In such case, if any Restricted Stock Units vest and become payable on account of a Change in Control, the Restricted Stock Units shall not become payable (even though non-forfeitable) unless the Change in Control constitutes a “change in control event” as defined in Treasury Regulations promulgated under section 409A of the Code. In addition, if any Units vest and become payable on account of a Participant’s resignation from the Board, the Units shall not become payable (even though non-forfeitable) unless the resignation constitutes a “separation from service” as defined in Treasury Regulations promulgated under section 409A of the Code.

Shareholder Rights. The Restricted Stock Units do not entitle the Participant to any rights of a shareholder of the Company. Notwithstanding the foregoing, the Participant shall accumulate an unvested right to payment of cash dividend equivalents on the Shares underlying Restricted Stock Units if cash dividends are declared by the Company on the Shares on or after the Date of Grant. Such dividend equivalents will be in an amount of cash per Restricted Stock Unit equal to the cash dividend paid with respect to one Share. The Participant shall be entitled solely to payment of accumulated dividend equivalents with respect to the number of Restricted Stock Units equal to the number of Shares that become issuable to the Participant pursuant to this Agreement. Dividend equivalents will be paid to the Participant as soon as administratively possible following the date that the Shares are issued to the Participant. The Participant shall not be entitled to dividend equivalents with respect to dividends declared prior to the Date of Grant. All dividend equivalents accumulated with respect to forfeited Restricted Stock Units shall also be irrevocably forfeited. As of the date of issuance of Shares underlying Restricted Stock Units, the Participant shall have all of the rights of a shareholder of the Company with respect to any Shares issued pursuant hereto.

Definitions. For purposes of this Agreement, the following shall have the following meanings:

“Change in Control” means:

the approval of the shareholders of the Company, and consummation, of (A) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least a majority of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 50% of the Voting Power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (B) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (C) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company. For purposes of this Section 5(a), “Voting Power” when used with reference to the Company shall mean the voting power of all classes and series of capital stock of the Company now or hereafter authorized; or

the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board).

“Disability” means the Participant has been determined, by a physician selected by the Company and reasonably acceptable to the Participant, to be unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

No Right to Continued Service. This Agreement and the grant of the Stock Unit Award do not give the Participant any rights with respect to continued service with the Company or an Affiliate.

Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Agreement and the number and kind of Shares shall be adjusted as the Board determines to be equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

Governing Law; Venue. The laws of the State of North Dakota shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the District of North Dakota or in any court of the State of North Dakota sitting in Fargo, North Dakota. Each party waives, to the fullest extent permitted by law (i) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court described in the preceding sentence and (ii) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum.

Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all of the terms and provisions of the Plan.

Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit Agreement as of the date first set forth above.

NI HOLDINGS, INC.	[NAME OF PARTICIPANT]

By:
Name:
Title: